UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Illumina, Inc.

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Explanatory Note: The following was distributed by Illumina, Inc. (the “Company”) to certain stockholders of the Company on May 24, 2019 by email.

Good Afternoon,

Illumina’s Annual Meeting is just around the corner (May 29, 2019). While we are aware GL and ISS have endorsed the shareholder proposal submitted by John Chevedden on behalf of James McRitchie around election-related disclosures, we are writing to ask – if you haven’t already—that you read the actual wording of the elections-related disclosures shareholder proposal on our ballot this year.

Unlike some other election-related disclosure proposals, we see this proposal as flawed due to its breadth and vagueness. For example, the requested disclosure could arguably cover almost any corporate expenditure to the extent an election or referendum has some bearing on healthcare policy—and most do.

A few highlights:

•

Illumina participates in a number of trade associations that are relevant to our business, including BIOCOM, the Personalized Medicine Coalition, and AdvaMed. The contributions we make to these trade associations are far from material to Illumina.

•	Illumina has made no direct contributions to candidates for office at any level.

•	Illumina has made no direct contributions to support or oppose any ballot referendums.

•	Illumina does not have a Company political action committee.

We are committed to meaningful disclosures. Following the Annual Meeting, we will review what information we share on political contributions in the future. In the meantime, we hope you’ll read the current proposal carefully and consider voting against it.

For reference, the text of Proposal 5 in our Proxy and our opposition statement are included below.

Thanks in advance for the consideration.

Jacquie

Proposal 5 Enhance Election-Related Disclosures

Resolved, that the shareholders of lllumina, Inc. (“lllumina” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision making. The report shall be presented to the Board of directors or relevant Board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

The report shall be presented to the Board of directors or relevant Board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Illumina Opposition Statement

Illumina is a non-partisan, science and innovation-focused Company committed to unlocking the power of the genome. We are also committed to healthy transparency and accountability. However, we believe the cost of providing the information requested by this stockholder proposal would significantly exceed the value such information would have to our stockholders. As a result, our Board unanimously recommends that our stockholders vote against this stockholder proposal.

Pursuant to our Code of Conduct, we commit to deal with governments, government agencies and public officials according to the highest ethical standards and in compliance with all applicable laws. In that regard, corporations are prohibited under federal and many state laws from making contributions to candidates or political parties.

Furthermore, we believe adoption of this proposal is unmerited given our current practices with respect to political spending. For example:

•	we have made no direct contributions to candidates for office at any level;

•	we have made no direct contributions to support or oppose any ballot referendums;

•	we do not have a Company political action committee (PAC); and

•	we limit our trade association memberships to those few that are highly relevant to our business.

This stockholder proposal is unreasonably broad and burdensome. It would be difficult to draft a more amorphous and unnecessary request, especially for a non-partisan, science and technology-focused Company. If adopted, this stockholder proposal would cause us to incur significant costs and administrative burdens. Irrespective of cost, this proposal could arguably apply to expenditures unrelated to intervention in a political campaign. Notwithstanding a good-faith effort to comply, the vagueness of the proposal would present significant compliance uncertainty. Our Board believes that these resources could be better utilized in promoting our business and seeking to further enhance stockholder value.

As a result, we hope that you, as Illumina stockholder, would prefer that we allocate the resources this overbroad proposal would require us to make to continuing to develop and commercialize innovative products and creating financial returns. We strongly recommend you vote against this proposal.